Exhibit 10.1

January 3, 2014

Dennis Weese

2508 Highland Park Ct.

Colleyville, TX 76034

Re:	Separation of Employment

Dear Dennis:

This letter agreement and release of claims (the “Agreement”) sets forth the terms and conditions governing the termination of your employment relationship with Cash America Pawn L.P., and any relationship with Cash America International, Inc., and their affiliates and subsidiaries (collectively, the “Company”). Additionally, it is agreed that this Agreement sets forth the entire agreement between you and the Company (the “Parties”) and its predecessors, directors, officers, employees, agents and representatives relating to the separation of your employment.

Except as expressly provided herein, this Agreement is not intended to alter the form or timing of any severance pay or benefits provided to you under any prior arrangement, including, but not limited to, the Cash America International, Inc. Severance Pay Plan for Executives dated April 24, 2013 (the “Severance Plan”), but is intended to provide for certain additional payments and benefits described herein. Your separation from the Company under this Agreement is an Eligible Termination for purposes of Section 2(c) of the Severance Plan.

Your separation from service is effective January 3, 2014 (the “Severance Date”). In consideration of your separation from service, you and the Company agree to the following:

(1)	If you agree to and accept the terms contained in this Agreement, you must sign the Agreement in the space provided below and return one fully executed original of this Agreement to the Company by January 27, 2014, which date is more than 21 days after the date that this Agreement is being delivered to you. If you elect to sign this Agreement and return an original of it to the Company, you will have seven (7) days after you deliver the original of the Agreement to the Company during which you may revoke your acceptance. If you choose to revoke your acceptance, you must notify the Company in writing, and the Company must receive the notification by the expiration of this seven-day period. If you do not sign this Agreement within the time period required by law, or if you revoke your acceptance during the revocation period described above, this Agreement will be of no further force or effect, and you will not be entitled to any of the payments or benefits described herein. The Company also recommends that you seek counsel from an attorney with regard to all aspects of this Agreement, including, but not limited to, the release contained in Paragraph 19 below.

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(2)	Your separation from all offices and positions held by you in the Company will be effective as of January 3, 2014.

(3)	If you sign this Agreement in the manner described in paragraph (1) above and you do not thereafter revoke your acceptance, the Company will pay to you severance pay in the gross amount of $697,500.00 (“Salary Continuation Pay”), less applicable withholdings required by law. The Salary Continuation Pay is for the period between the Severance Date and July 3, 2015. These payments will commence on the January 17, 2014 pay date (subject to the expiration of the revocation period of the Agreement, as described in Section 4 of the Severance Plan). During this period, the Salary Continuation Pay will be paid in substantially equal installments in accordance with the Company’s normal payroll practices and policies (as provided in Section 3(a)(ii)(B) of the Severance Plan).

(4)	If you sign this Agreement in the manner described in paragraph (1) above and you do not thereafter revoke your acceptance, the Company will pay to you in a single lump sum an amount equal to $35,769.23 (less applicable deductions), which reflects the value of 160 hours of vacation. This lump-sum amount will be paid to you by January 31, 2014 (subject to the expiration of the revocation period of the Agreement, as described in Section 4 of the Severance Plan).

(5)	If you sign this Agreement in the manner described in paragraph (1) above and you do not thereafter revoke your acceptance, the Company will provide group welfare benefits, including, but not limited to, group medical, dental and vision benefits under the Company’s group health plan(s) as provided in Section 3(a)(iii) of the Severance Plan.

(6)	If you sign this Agreement in the manner described in paragraph (1) above and you do not thereafter revoke your acceptance, the Company shall pay for the cost of twelve months of the below-described outplacement program (expenses for up to $9,000.00). The Company will provide such outplacement services by direct payment to the outplacement service provider Lee Hecht Harrison (“LHH”). Such outplacement services must be utilized prior to December 31, 2014. No payments for outplacement services will be made for any services rendered by LHH after December 31, 2014.

(7)

If you sign this Agreement in the manner described in paragraph (1) above and you do not thereafter revoke your acceptance, the Company shall deem your employment to have continued until March 1, 2014, solely for purposes of the vesting and forfeiture of the restricted stock units previously granted to you under the Cash America International, Inc. 2004 First Amended and Restated Long-Term Incentive Plan, as amended, (the

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“RSUs”); provided, (i) payment in respect of any portion of an RSU that is designated as a Performance Award (as defined in the applicable RSU award agreement) shall be made only to the extent that the applicable performance criteria applicable to such Performance Award is actually satisfied and certified by the Management Development and Compensation Committee of the Company; (ii) payment in respect of the RSUs that vest between the Severance Date and March 1, 2014 shall be made at the time determined in accordance with the applicable award agreement; and (iii) the Company may make payment in the manner described in the applicable RSU award agreement. You will forfeit any portion of any outstanding RSU award that has not previously vested or that does not become vested on or before March 1, 2014 in accordance with this Agreement.

(8)	This Agreement provides for any and all payments to you for any reason associated with your employment with the Company up to and including January 3, 2014. Notwithstanding anything in the Severance Plan to the contrary, you will not be entitled to receive any amounts under any other plan, program or agreement with the Company (including, without limitation, incentive pay under any 2014 Short Term Incentive Plan that may be adopted by the Company, any awards under the Cash America International, Inc. 2004 First Amended and Restated Long-Term Incentive Plan, as amended, that may be granted to Company coworkers in 2014, or any agreement or arrangement providing benefits or payments in the event of a change in corporate control); and all other benefits and perquisites that you are currently receiving will cease on January 3, 2014. The foregoing will not, however, affect any vested benefits (except for any portion of any Performance Award granted to you under the Cash America International, Inc. 2004 Long Term Incentive Plan that could vest under the Rule of 65, which portion of any such award you hereby agree is forfeited) to which you are entitled after separation under the terms of this Agreement or any Company benefit or compensation plan in which you are a participant (including, without limitation, the Company’s Supplemental Executive Retirement Plan (“SERP”)). The foregoing will also not affect your receipt of any 2013 Short Term Incentive Pay or any 2013 contribution to the SERP for which you were eligible as of December 31, 2013 should such incentive or amounts be granted by the Company’s Board of Directors. Notwithstanding anything herein to the contrary, to the extent there are any conflicts or inconsistencies between this Agreement and the Severance Plan, the terms of this Agreement shall prevail.

(9)	You agree not to say, write, do, authorize or otherwise create or publish anything that will in any way disparage the Company or any of its employees. You also agree not to interfere with the management of the Company through any contact with shareholders, directors, employees, vendors and others, and not to make any public or private statements or comments that may have the effect of disrupting operations of the Company in any way.

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(10)	The terms and conditions of this Agreement are to be held in strict confidence by you and characterized as “confidential information.” The Parties further agree that the terms and conditions of this Agreement will not be further disclosed to any other person or entity (with the exception of the Parties’ attorneys, accountants and your current spouse, provided such individuals agree to maintain the confidentiality requirements of this paragraph (10)), unless such party is required to do so by a valid order of a court of competent jurisdiction, or as required by the Company’s filing obligations with the New York Stock Exchange or the Securities Exchange Commission or as may otherwise be required by law. Any disclosure of “confidential information” to any third-party not expressly permitted herein will be construed as a material breach of this Agreement.

(11)	It is further agreed that you will return to the Company, on or before January 3, 2014, all Company property currently in your possession, including without limitation, computers, PDAs, tablets, keys, credit cards, cellular phones, pagers and all documents, memoranda, electronic communications, customer lists, proprietary information and other materials and information that relate to, or involve, the business of the Company and that are in your possession or control.

(12)	You further agree to give up any claim to reinstatement with the Company. You also agree not to apply for re-employment with the Company or any related Company during the Severance Period. Following the expiration of the Severance Period, you may apply for employment and be evaluated along with all other qualified applicants in accordance with the Company’s hiring policies and procedures.

(13)

You acknowledge that during the term of your employment you have been privy to confidential and proprietary information of the Company. You agree to not disclose to any third party the trade secrets, proprietary information, marketing strategies, business strategies, business plans, pricing data, legal analyses, work-in-progress, privileged information, financial information, insurance information, customer lists, customer information, creditor files, processes, policies, procedures, research, lists, methodologies, specifications, software, software code, computer systems, software and hardware architecture and specifications, customer information systems, point of sale systems, management information systems, software design and development plans and materials, intellectual property, contracts, business records, technical expertise and know-how, or any other property or information that may be confidential and proprietary information or trade secrets of the Company, which were provided to you by the Company or obtained or developed by you in the course of your employment by the Company (collectively, the “Property”), and all such Property is the confidential and proprietary property of the Company. You further agree not to use any Property to your personal benefit or the benefit of any third party. You also agree to return to the Company by your Severance Date all such Property which is tangible or electronic. Notwithstanding the foregoing, the Property protected hereunder does not include any data or information that has been

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disclosed to the public (except where such public disclosure has been made by you without authorization), that has been independently developed and disclosed by others not under a duty of confidentiality to the Company, or that otherwise enters the public domain through lawful means. The restrictions in this provision are in addition to, and not in lieu of, any rights or remedies the Company may have available pursuant to the laws of the State of Texas to prevent the disclosure of trade secrets and proprietary information. Your obligations under the nondisclosure provisions hereof (i) will apply to confidential information that does not constitute trade secrets or privileged information for a period of 24 months after your Severance Date; and (ii) will apply to trade secrets or privileged information until such Property no longer constitutes trade secrets or privileged information due to such secrets or information becoming public (except where such public disclosure has been made by you without authorization).

(14)	You agree that, for eighteen (18) months after your Severance Date, you will not, directly or indirectly, solicit, recruit or induce any employee, officer, agent or independent contractor of the Company to terminate such party’s engagement with the Company so as to work for any person or business which competes with the Company for talent; provided, the restrictions set forth in this provision will only apply to employees, officers, agents or independent contractors with whom you had business contact during the 12-month period prior to your Severance Date.

(15)	You agree that, for eighteen (18) months after your Severance Date, you will not, on your own behalf or on behalf of any other person or entity (including without limitation any entity that you may form, join, consult with, provide services or assistance to or on behalf of, or otherwise become affiliated with), compete with the Company anywhere within the Territory by providing management or consulting services similar to those you provided to the Company with respect to any products or services similar to those offered (or under development) by the Company on your Severance Date (“Company Products and Services”). For purposes of this Agreement, the term “Territory” will mean any territory in which the Company offers Company Products or Services on the Severance Date, plus any additional territory into which the Company has actively and directly sought to expand during the 12-month period preceding the Severance Date in which you were involved.

(16)	You agree that, for eighteen (18) months after your Severance Date, you will not, on your own behalf or on behalf of any other person or entity, solicit, initiate contact, call upon, initiate communication with or attempt to initiate communication with any customer or client of the Company or any representative of any customer or client of the Company, with a view to providing Company Products and Services to such clients or customers; provided, the restrictions set forth in this provision will apply only to customers or clients of the Company with whom you had contact within the 12-month period prior to your Severance Date.

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(17)	You acknowledge and agree that the provisions hereof relating to confidential and proprietary information, nonsolicitation of employees and agents, noncompetition, and nonsolicitation of customers and clients (collectively, the “Covenants”) are reasonable and valid and do not impose limitations greater than those that are necessary to protect the business interests and confidential information of the Company. You expressly agree and consent that, and represent and warrant to the Company that, the Covenants will not prevent or unreasonably restrict or interfere with your ability to make a fair living. You agree that the invalidity or unenforceability of any one or more of the Covenants, or any part thereof, will not affect the validity or enforceability of the other Covenants, all of which are inserted conditionally on their being valid in law. In case any one or more of the Covenants contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect for any reason, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable Covenant had never been contained herein. You also agree that in the event any court of appropriate jurisdiction should determine that any portion or provision of any Covenant is invalid, unenforceable or excessively restrictive, you and the Company will request such court to rewrite such Covenant in order to make such Covenant legal, enforceable and acceptable to such court to the maximum extent permissible under applicable law. You agree that the Covenants contained in this Agreement are severable and divisible; that none of such Covenants depends on any other Covenant for its enforceability; that such Covenants constitute enforceable obligations between you and the Company; that each such Covenant will be construed as an agreement independent of any other Covenant of this Agreement; and that the existence of any claim or cause of action by one party to this Agreement against the other party to this Agreement, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by any party to this Agreement of any such Covenant.

You agree that any remedy at law for any breach of the Covenants will be inadequate and that the Company will be entitled to apply for injunctive relief in addition to any other remedy the Company might have under this Agreement or applicable law.

You acknowledge that, in addition to seeking injunctive relief, the Company may bring a cause of action against you for any and all losses, liabilities, damages, deficiencies, costs (including, without limitation, court costs), and expenses (including, without limitation, reasonable attorneys’ fees), incurred by the Company and arising out of or due to any breach of any of the Covenants. In addition, you agree that either party may bring an action against the other for breach of any other provision of this Agreement. The prevailing party in any such action shall be entitled to seek reimbursement of its reasonable attorneys’ fees and related costs from the non-prevailing party.

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(18)	This Agreement is intended to be exempt from and/or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and guidance issued there under (“Section 409A”) and shall be construed accordingly. Any payments or distributions payable to you under this Agreement upon your “separation from service” (as defined for purposes of Section 409A) of amounts classified as “nonqualified deferred compensation” for purposes of Section 409A, and not exempt from Section 409A, shall in no event be made or commence until six (6) months after such separation from service if you are a specified employee (as defined for purposes of Section 409A) on the date of your separation from service. Each payment under this Agreement (whether of cash, property or benefits) shall be treated as a separate payment for purposes of Section 409A. With respect to payments or benefits provided under this Agreement that are reimbursements or in-kind payments that are not exempt from Section 409A, the amount of such payment(s) or benefit(s) during any calendar year shall not affect payment(s) or benefit(s) provided in any other calendar year, and the right to any payment(s) or benefit(s) shall not be subject to liquidation or exchange for another benefit. Any reimbursements under this Agreement shall be paid as soon as practicable but no later than 90 days after you submit evidence of such expenses to the Company (which payment date shall in no event be later than the last day of the calendar year following the calendar year in which the expense was incurred).

(19)

In consideration of the above, including the mutual agreements of the parties hereto and the payments to be made to you hereunder, the receipt and sufficiency of which are hereby acknowledged and confessed by you, you (on behalf of yourself and your successors and assigns) voluntarily and knowingly, fully, completely, and forever release the Company and its officers, directors, employees, stockholders, and legal successors and assigns of the Company (collectively, “Released Parties”) from all claims, charges, actions and causes of action, whether now known or unknown, which you now have, or at any other time had, or shall or may have against those Released Parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring at any time up to and including the date you sign this Agreement, including, but not limited to, any claims for, based upon or arising under: express or implied contract; wages or benefits owed; covenants of fair dealing and good faith; interference with contract; option grants; wrongful discharge or termination; employment discrimination of any type; the Texas Commission on Human Rights Act (TCHRA), and any similar statute in other states; the Texas Payday Act, the Texas Labor Code, and any similar statute in other states; any claim of employment discrimination based on exercising rights under worker’s compensation laws; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq. (prohibiting discrimination on account of race, sex, national origin or religion); the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621, et seq. (prohibiting discrimination on account of age) (ADEA); the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and 1871, 42 U.S.C. §§ 1981; Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et

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seq. (ERISA); the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101-12213 (ADA); the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq. (FMLA); the Fair Labor Standards Act, 29 U.S.C. § 201, et seq. (FLSA); the Workers’ Adjustment and Retraining Notification Act (“WARN”); any and all state and federal statutes which prohibit discrimination or retaliation in employment based on any protected status (including, without limitation, national origin, race, sex, sexual orientation, disability, workers’ compensation status, or other protected category) and amendments to these statutes; the common law, negligence, gross negligence or any other tort claim, including but not limited to, intentional infliction of emotional distress, negligent infliction of emotional distress, negligence, defamation, assault, battery, invasion of privacy, false imprisonment, breach of contract, interference with a contract, interference with contractual relations, civil conspiracy, duress, promissory or equitable estoppel, fraud, misrepresentation, wrongful termination, violation of public policy, retaliation, personal injury, breach of fiduciary duty, loss of consortium, bad faith, and any federal, state or local laws, statutes, regulations, ordinances, or other similar provisions. You understand that you are not releasing any claims that arise after the date you sign this Agreement.

You understand that following the seven-day revocation period, this release will be final and binding. You promise that you on behalf of yourself and any representative, and any person whose claims derive from yours, will not pursue any claim that you have settled by this release or file any lawsuit or other legal proceeding to assert any such claims and you understand and agree that you will not be entitled hereafter to pursue any claims arising out of any alleged violation of your rights while employed by the Company, including, but not limited to, claims for back pay, losses or other damages. If you break any of the promises set forth in the previous sentence, you agree to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims except for claims arising under the Older Workers Benefit Protection Act (OWBPA) and the ADEA. Although you are releasing claims that you may have under the OWBPA and ADEA, you understand that you may challenge the knowing and voluntary nature of this release before a court, the Equal Employment Opportunity Commission (EEOC), or any other federal, state or local agency charged with the enforcement of any employment laws. You also understand that nothing in this release prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC or any other federal, state or local agency charged with the enforcement of any employment laws. You understand, however, that if you pursue a claim against the Company under the OWBPA and/or the ADEA to challenge the validity of this release and prevail on the merits of an ADEA claim, a court has the discretion to determine whether the Company is entitled to restitution, recoupment, or set off (hereinafter “reduction”) against a monetary award obtained by you in the court proceeding. A reduction never can exceed the amount you recover, or the consideration you received for signing this release, whichever is less. Furthermore, you give up your right to individual

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damages or remedies in connection with any administrative or judicial proceeding with respect to your employment or termination of employment with the Company. You also recognize that the Company may be entitled to recover costs and attorneys fees incurred by the Company as specifically authorized under applicable law.

You on behalf of yourself and any representative, and any person whose claims derive from yours, promises that no lawsuit or claim has been or will be filed based on any claims released by this Agreement. If such a lawsuit or claim has been or is filed, you agree to withdraw or dismiss such lawsuit or claims upon signing this Agreement; otherwise, you agree to pay all attorneys’ fees and court costs incurred by the Company or any other released party in defending against the lawsuit, claim or charge, along with other appropriate damages.

(20)	This Agreement is not an admission on the Company’s part of any liability whatsoever or that it in any way has acted improperly or unlawfully. The Company specifically denies any liability or improper or unlawful conduct.

(21)	If any claims are made by or against the Company which arise out of or relate to your employment with the Company or any matter in which you were involved during the course of your employment, you agree that you will cooperate fully in the investigation and defense of such claims, including but not limited to preparation for and providing truthful testimony.

(22)	This Agreement is intended by you and the Company to be a legally valid and binding agreement. If any provision of this Agreement is found to be illegal, invalid or unenforceable, such term or provision shall be severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision, as may be possible and be legal, valid or enforceable.

(23)	This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, United States, and venue for any action brought in connection with this Agreement shall lie in Tarrant County, Texas, U.S.A.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

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The Company wishes you success in your future endeavors.

Very truly yours,

Cash America Pawn L.P.
By	its General Partner, Cash America Holding, Inc.

By:	/s/ DANIEL R. FEEHAN
Daniel R. Feehan, Chief Executive Officer

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I have read the foregoing Agreement, agree to its terms, and acknowledge receipt of a copy of same, and the sufficiency of the payments recited in it. I understand and acknowledge that I should seek counsel from an attorney with regard to all aspects of this Agreement (including, but not limited to the release contained in it) and that I have had a sufficient opportunity to do so. I hereby voluntarily enter into this Agreement effective as of January 3, 2014, with full knowledge of its meaning and significance. I acknowledge and warrant that I have been given a period of at least 21 days within which to consider this Agreement prior to executing it, if I so desire. This Agreement may be revoked by me for a period of seven (7) days following its execution. To be effective, the revocation must be in writing and received by the Company by the expiration of this seven-day period.

/S/ DENNIS WEESE
Dennis Weese

1/11/14
Date

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